Exhibit 3.1(b)

FIRST AMENDMENT TO THE
CERTIFICATE OF INCORPORATION
OF
ARCONIC ROLLED PRODUCTS CORPORATION

ARCONIC ROLLED PRODUCTS CORPORATION (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (as amended, the “DGCL”), does hereby certify as follows:
1.The Original Certificate of Incorporation of the Corporation was filed on August 14, 2019 (the “Certificate”).
2.This First Amendment to the Certificate was duly adopted in accordance with the provisions of Section 242 of the DGCL.
3.The Certificate is hereby amended as follows:
Section FOUR is hereby deleted and restated in its entirety to read:
“The total number of authorized shares of capital stock of the corporation shall be 160,000,000 shares which shall be divided into two classes as follows: (i) 150,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”) and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share.
Effective as of 6:00 p.m., Eastern time (the “Effective Time”), on the date set as the record date (the “Record Date”) for the distribution of Common Stock to be paid to holders of common stock, par value $1.00 per share (“Parent Common Stock”), of Arconic Inc. (“Parent”), of one (1) share of Common Stock for every four (4) shares of Parent Common Stock outstanding as of the Record Date (such distribution ratio of Common Stock to Parent Common Stock, the “Distribution Ratio”), the one thousand (1,000) shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically by operation of law and without any further action on the part of the corporation or any holders of shares of capital stock of the corporation, each be subdivided and converted into a number of shares of validly issued, fully paid and non-assessable shares of Common Stock authorized for issuance pursuant to this certificate of incorporation equal to the quotient obtained by dividing (a) the product of (i) the number of shares of Parent Common Stock, issued and outstanding as of the Effective Time, multiplied by (ii) the Distribution Ratio, by (b) one thousand (1,000).”
4.This First Amendment to the Certificate shall be effective upon the filing hereof.

[Signature Page to First Amendment to Certificate of Incorporation]